Exhibit 23.5

                          INDEPENDENT AUDITORS' CONSENT


We hereby consent to the incorporation by reference in Amendment No.1 to this Registration Statement of Iron Mountain Incorporated on Form S-3 (File No. 333-105494) and in the Registration Statement on Form S-3 (File No. 333-75068) of our report dated February 21, 2003 (which expresses an unqualified opinion), appearing in the Annual Report on Form 10-K as amended in the Annual Report on Form 10-K/A of Iron Mountain Incorporated for the year ended December 31, 2002, on the consolidated financial statements as of October 31, 2001 and 2002 and for the three years ended October 31, 2002 of Iron Mountain Europe Limited and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.





/s/ RSM Robson Rhodes LLP
RSM Robson Rhodes LLP

Chartered Accountants
Birmingham, England

June 5, 2003